Exhibit 5.1

600 Travis Street Suite 3300 Houston, Texas 77002 (713) 835-3600 www.kirkland.com	Facsimile: (713) 835-3601

March 22, 2016

LinnCo, LLC

600 Travis Street, Suite 5100

Houston, Texas 77002

Re:        Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as special counsel to LinnCo, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on March 22, 2016, under the Securities Act of 1933, as amended (the “Act”), by the Company. The Registration Statement relates to the offer to exchange each outstanding common unit representing limited liability company interests in LINN Energy, LLC, a Delaware limited liability company, for one common share representing limited liability company interests in the Company (the “Exchange Offer”). The common shares of the Company to be registered by the Company pursuant to the Registration Statement are referred to herein as the “Shares.”

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Company’s Certificate of Formation, as amended, filed with the Secretary of State of the State of Delaware, the Company’s Amended and Restated Limited Liability Company Agreement and First Amendment to Amended and Restated Limited Liability Company Agreement, (ii) minutes and records of the proceedings of the Company with respect to the Exchange Offer, and (iii) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Beijing Chicago Hong Kong London Los Angeles Munich New York Palo Alto San Francisco Shanghai Washington, D.C.

LinnCo, LLC

March 22, 2016

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized by all necessary limited liability company action of the Company, and, upon issuance and delivery in the manner contemplated by the Registration Statement, will be validly issued, and under the Delaware Limited Liability Company Act (the “Delaware LLC Act”), the recipients of the Shares will have no obligations to make further payments for the Shares or contributions to the Company solely by reason of their ownership of the Shares or their status as members of the Company, and no personal liability for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being members of the Company.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Delaware LLC Act (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof. We assume no obligation to revise or supplement this opinion after the date of effectiveness should the Delaware LLC Act be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP